Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

February 19, 2013

Market-Linked Investments Monthly Guidebook February 2013 Merrill Lynch Wealth Management® A subsidiary of Bank of America Corporation Market Downside Protection Enhanced Income Market Access Enhanced Return

Investment products provided: Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value Please see the final page for important information.

MERRILL LYNCH MARKET-LINKED INVESTMENTS Market-Linked Investments are designed to meet specific investment objectives. Market-Linked Investments are unsecured debt securities of the applicable issuer. The return on these investments comes mainly from the performance of the underlying asset or assets to which they are linked. The assets can include equity securities, commodities and currencies or a combination of these assets. Market-Linked Investments can accommodate investors with various types of risk and reward profiles. This Market-Linked Investments Monthly Guidebook describes certain preliminary terms of the Market-Linked Investments offered during the month. It is not a preliminary prospectus and does not contain all of the material terms of, or risks related to, the Market-Linked Investments offered. You should read the preliminary term sheet for the specific Market-Linked Investment and the accompanying product supplement, prospectus supplement and prospectus (collectively referred to as the “preliminary offering documents”) before investing. The following pages contain hyperlinks to the preliminary offering documents for Market-Linked Investments that we are offering this month. You may also find copies of all the preliminary offering documents for this month’s Market-Linked Investment offerings at: http://wealthmanagement.ml.com/publish/mkt/prospectus/prospectus.htm Market Downside Protection Enhanced Income Market Access Enhanced Return

FACTORS TO CONSIDER WHEN PURCHASING MARKET-LINKED INVESTMENTS Market-Linked Investments may not be suitable for all investors. Different Market-Linked Investments have different payout characteristics, risks and rewards. Investors must understand the characteristics, risks and rewards of each Market-Linked Investment as well as those of the underlying asset before making a decision to invest. Prior to investing, investors should carefully read the related prospectus, which contains a detailed explanation of the terms of the specific offering as well as the risks, tax treatment and other relevant information about the investment and the applicable issuer. Additionally, investors should consult their accounting, legal and tax advisors before investing. Risk considerations Depending on the features associated with the Market-Linked Investment, risks may include loss of principal and the possibility that investors will own the underlying asset at maturity at a price that is less than the original principal amount invested. Market-Linked Investments may also cap or limit the upside participation in an underlying asset. Some Market-Linked Investments may not provide interest or coupon payments. Any payments due on Market-Linked Investments, including Market Downside Protected Market-Linked Investments, are subject to the credit risk of the applicable issuer. If the applicable issuer is unable to make payments on its obligations, you may lose all or substantially all of your investment. You should not invest in the applicable Market-Linked Investment if you are not willing to make an investment in which the payments depend on the creditworthiness of the applicable issuer. Factors that may affect the value of Market-Linked Investments include, but are not limited to: interest rates, volatility of the underlying asset, liquidity and time remaining until maturity of the investment. While some Market-Linked Investments may pay interest similar to comparable fixed income securities, they often exhibit very different profit and loss potential. Any yield paid on Market-Linked Investments may be lower than the yield on other debt securities of comparable maturity of the same issuer. Affiliates of Bank of America Corporation or the issuer may maintain a secondary market; however, they are not obligated to do so. There may be no trading market for any Market-Linked Investment, and you may not be able to sell your Market-Linked Investment prior to maturity. Market Downside Protection Enhanced Income Market Access Enhanced Return

WHERE YOU CAN OBTAIN MORE INFORMATION Each issuer has filed a registration statement (each of which includes a prospectus) with the Securities and Exchange Commission (SEC) for its Market-Linked Investments that are described in this Monthly Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the applicable issuer has filed with the SEC for more complete information about that issuer and any offering described in this Monthly Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-866-500-5408. Each of these issuers faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in their securities. For registered offerings of Bank of America Corporation: Bank of America Corporation’s Central Index Key, or CIK, on the SEC website is 70858. For registered offerings of HSBC USA Inc.: HSBC USA Inc.’s CIK on the SEC website is 83246. For registered offerings of Barclays Bank PLC: Barclays Bank PLC’s CIK on the SEC website is 312070. For registered offerings of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation): Swedish Export Credit Corporation’s CIK on the SEC website is 352960. For registered offerings of Royal Bank of Canada: Royal Bank of Canada’s CIK on the SEC website is 1000275. For registered offerings of Credit Suisse: Credit Suisse’s CIK on the SEC website is 1053092. IMPORTANT NOTICE: If you received this document by e-mail, you may view a copy of the relevant preliminary offering document by clicking on the preliminary offering document hyperlink related to the Market-Linked Investment on each of the following pages. If you received this document in hard copy, please call your Financial Advisor or call toll-free 1-866-500-5408, who will arrange to deliver copies of the relevant preliminary offering document to you. Market Downside Protection Enhanced Income Market Access Enhanced Return

STEP INCOME SECURITIES® (STEPS®) Investments that provide periodic fixed interest payments and a potential additional fixed return at maturity, with full downside risk STEP Income Securities® Linked to the Common Stock of Citigroup Inc. Interest 7.50% per annum, paid quarterly Payment at Maturity For each unit, $10 plus: If the value of the Underlying Stock increases to or above the Step Level, a return over the original offering price equal to the Step Payment. If the value of the Underlying Stock is below the Step Level, but is equal to or above the Threshold Value, a return equal to 0.00% over the original offering price. If the value of the Underlying Stock decreases below the Threshold Value, a negative return on the original offering price equal to the percentage of such decrease, with up to 100% of principal at risk. Investment Considerations This investment is designed for investors who anticipate that the value of the Underlying Stock will increase to or above the Step Level, are willing to forgo full upside participation above the Step Level in exchange for earning fixed interest payments and potentially a fixed Step Payment, and are willing to accept full downside risk. Underlying Stock: Common Stock of Citigroup Inc. (NYSE symbol: “C”) Step Payment [1% to 5%] of the original offering price, to be determined on the pricing date. Step Level 107.50% of the starting value of the Underlying Stock Threshold Value 100% of the starting value of the Underlying Stock Issuer Barclays Bank PLC (“Barclays”) Term Approximately one year Listing No Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/312070/000119312513044118/d484410dfwp.htm You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: Your investment may result in a loss; there is no guaranteed return of principal. Any payments due on the notes are subject to the credit risk of Barclays. If Barclays is unable to make payments on its obligations, you may lose all or substantially all of your investment. You will not receive a Step Payment at maturity unless the Underlying Stock increases to or above the Step Level on a valuation date shortly before maturity. Your return, if any, is limited to the periodic interest payments and the Step Payment, if any. If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price. You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the issuer of the Underlying Stock. Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Enchanced Income

STEP INCOME SECURITIES® (STEPS®) Investments that provide periodic fixed interest payments and a potential additional fixed return at maturity, with full downside risk STEP Income Securities® Linked to the Common Stock of Marathon Oil Corporation Interest 7% per annum, paid quarterly Payment at Maturity For each unit, $10 plus: If the value of the Underlying Stock increases to or above the Step Level, a return over the original offering price equal to the Step Payment. If the value of the Underlying Stock is below the Step Level, but is equal to or above the Threshold Value, a return equal to 0.00% over the original offering price. If the value of the Underlying Stock decreases below the Threshold Value, a negative return on the original offering price equal to the percentage of such decrease, with up to 100% of principal at risk. Investment Considerations This investment is designed for investors who anticipate that the value of the Underlying Stock will increase to or above the Step Level, are willing to forgo full upside participation above the Step Level in exchange for earning fixed interest payments and potentially a fixed Step Payment, and are willing to accept full downside risk. Underlying Stock: Common Stock of Marathon Oil Corporation (NYSE symbol: “MRO”) Step Payment [1% to 5%] of the original offering price, to be determined on the pricing date. Step Level 107% of the starting value of the Underlying Stock Threshold Value 100% of the starting value of the Underlying Stock Issuer Barclays Bank PLC (“Barclays”) Term Approximately one year Listing No Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/312070/000119312513044127/d484408dfwp.htm Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment. You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: Your investment may result in a loss; there is no guaranteed return of principal. Any payments due on the notes are subject to the credit risk of Barclays. If Barclays is unable to make payments on its obligations, you may lose all or substantially all of your investment. You will not receive a Step Payment at maturity unless the Underlying Stock increases to or above the Step Level on a valuation date shortly before maturity. Your return, if any, is limited to the periodic interest payments and the Step Payment, if any. If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price. You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the issuer of the Underlying Stock. Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Enhanced Income

CAPPED LEVERAGED INDEX RETURN NOTES® (CLIRNs®) Investments that provide leveraged positive returns up to a cap, with downside risk below a threshold Capped LIRNs® Linked to the Gold Spot Price Payment at Maturity For each unit, $10 plus: If the Market Measure increases from its starting value, a return over the original offering price equal to 200% of such increase, subject to the Capped Value If the Market Measure decreases from its starting value, but does not decrease below the Threshold Value, a return of 0.00% over the original offering price If the Market Measure decreases below the Threshold Value, a negative return on the original offering price equal to the percentage of such decrease below the Threshold Value, with up to 95% of principal at risk Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take downside risk below the Threshold Value and forgo interim interest payments. Market Measure Gold Spot Price (Bloomberg symbol: “GOLDLNPM”) Capped Value [14%—18%] over the original offering price, to be determined on the pricing date Threshold Value 95% of the Starting Value of the Market Measure Issuer Barclays Bank PLC (“Barclays”) Term Approximately 2 years Listing No Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/312070/000119312513023957/d473155dfwp.htm Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment. You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: Your investment may result in a loss; there is no guaranteed return of principal. Your return on the notes, if any, is limited to the return represented by the Capped Value. Any payments due on the notes are subject to the credit risk of Barclays. If Barclays is unable to make payments on its obligations, you may lose all or substantially all of your investment. The notes will not be regulated by the U.S. Commodity Futures Trading Commission. You will not be entitled to any rights with respect to gold or any related futures contracts. If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price. Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Enchanced Return

ACCELERATED RETURN NOTES® (ARNs®) Investments that provide leveraged positive returns up to a cap, with full downside risk Accelerated Return Notes® Linked to the EURO STOXX 50® Index Payment at Maturity For each unit, $10 plus: If the Market Measure increases from its starting value, a return over the original offering price equal to 300% of such increase, subject to the Capped Value If the Market Measure decreases from its starting value, a negative return on the original offering price equal to the percentage of such decrease, with up to 100% of principal at risk Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments. Market Measure EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) Capped Value [16%—20%] over the original offering price, to be determined on the pricing date Issuer Barclays Bank PLC (“Barclays”) Term Approximately 14 months Listing No Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/312070/000119312513033062/d477391dfwp.htm You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: Your investment may result in a loss; there is no guaranteed return of principal. Your return on the notes, if any, is limited to the return represented by the Capped Value. Any payments due on the notes are subject to the credit risk of Barclays. If Barclays is unable to make payments on its obligations, you may lose all or substantially all of your investment. You will have no rights of a holder of the securities represented by the Market Measure. Your return on the notes may be affected by factors affecting the international securities markets. If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price. Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Enchanced Return

STRATEGIC ACCELERATED REDEMPTION SECURITIES® Investments for flat to moderately bullish markets, subject to a cap, with downside risk below a threshold Strategic Accelerated Redemption Securities® Linked to an International Equity Basket Automatic Call Automatic call if the Observation Level is equal to or greater than the Call Level on any Observation Date If called, an investor will receive, per unit, $10 plus a return over the original offering price equal to the applicable Call Premium Payment at Maturity If not called prior to maturity, for each unit, $10 plus: If the closing level of the Index on the final Observation Date is equal to or greater than the Threshold Value, a return of 0.00% over the original offering price. If the closing level of the Index on the final Observation Date is less than the Threshold Value, a negative return on the original offering price equal to the percentage of such decrease below the Threshold Value, with up to 95% of principal at risk Investment Considerations This investment is designed for investors who anticipate that the Observation Level will be equal to or greater than the Call Level on any of the Observation Dates, and are willing to accept that their return on their investment, if any, will be capped at the Call Premium, take downside risk on any percentage decrease of the Index beyond the Threshold Value, have their investment called prior to maturity, and forgo interim interest payments. Index International Equity Basket comprised of the iShares® MSCI EAFE Index Fund (NYSE Arca symbol: “EFA”) and the iShares® MSCI Emerging Markets Index Fund (NYSE Arca symbol: “EEM”) Call Premium [3.00%—5.00%] if the notes are called on the first Observation Date, [4.50%—7.50%] if the notes are called on the second Observation Date, and [6.00%—10.00%] if the notes are called on the final Observation Date, to be determined on the pricing date Observation Dates Approximately 6, 9 and 12 months from the pricing date Threshold Value 95% of the starting value of the Index Call Level 100% of the starting value of the Index Observation Level The closing level of the Index on any Observation Date Issuer Barclays Bank PLC (“Barclays”) Term Approximately one year Listing No Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/312070/000119312513022460/d472650dfwp.htm You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: If your notes are not called prior to maturity, your investment may result in a loss. Your return on the notes, if any, is limited to the Call Premium. Any payments due on the notes are subject to the credit risk of Barclays. If Barclays is unable to make payments on its obligations, you may lose all or substantially all of your investment. If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price. Your return on the notes may be affected by factors affecting the international securities markets. You will have no rights of a holder of the securities represented by the Index. Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Enhanced Return

NOTICES AND DISCLAIMERS This document contains references to trademarks of index publishers, which have been licensed or sub-licensed for use for certain purposes by Bank of America Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC USA Inc., Credit Suisse AG, Royal Bank of Canada and Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), in each case, as more specifically disclosed in the relevant preliminary offering document referred to herein. The Market-Linked Investments referred to in this document are not sponsored, endorsed, sold or promoted by the publishers of any of the indices referred to in this document, and none of the index publishers make any representation or warranty, expressed or implied, as to an investment in any of the Market-Linked Investments. The index publishers have no responsibility or liability in connection with the administration, marketing or trading of the Market-Linked Investments. Please refer to the relevant preliminary offering documents for more complete information on the index publishers and the relevant licensing agreements. The Market-Linked Investments described in this Monthly Guidebook have not been approved for public sale in any jurisdiction outside of the United States. As such, all of the Market-Linked Investments are made available to investors outside of the United States only in accordance with applicable private offering rules. ARNs®, Accelerated Return Notes®, LIRNs®, Leveraged Index Return Notes®, MITTS®, Market Index Target-Term Securities®, STEPS®, STEP Income Securities®, Strategic Return Notes® and Strategic Accelerated Redemption Securities®, Bull Symbol®, Merrill Lynch®, SRN®, are trademarks of Bank of America Corporation Merrill Lynch Wealth Management makes available products and services offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a registered broker-dealer, member SIPC and other subsidiaries of Bank of America Corporation. © 2013 Bank of America Corporation. All rights reserved. Market Downside Protection Enhanced Income Market Access Enhanced Return